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                                   EXHIBIT 21

                           SUBSIDIARY OF THE COMPANY:

Citizens National Bank of Cheboygan is the sole subsidiary of the Company. CNB Mortgage Corporation, a Michigan corporation, is a wholly-owned subsidiary of Citizens National Bank of Cheboygan.